UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 27, 2006

Commission File Number	Registrant; State of Incorporation; Address and Telephone Number	IRS Employer Identification No.

1-11459	PPL Corporation (Exact name of Registrant as specified in its charter) (Pennsylvania) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151	23-2758192

1-905	PPL Electric Utilities Corporation (Exact name of Registrant as specified in its charter) (Pennsylvania) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151	23-0959590

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations
Item 1.01 Entry into a Material Definitive Agreement

Amendments to Certain Named Executive Officer Compensation Programs and Arrangements

At its meeting on October 27, 2006, the Board of Directors (the “PPL Board”) of PPL Corporation ( “PPL”), following the recommendation and approval of the PPL Board’s Compensation and Corporate Governance Committee (the “C&CGC”), approved amendments to the following compensation programs and arrangements in which the “named executive officers” (as defined in Item 402(a)(3) of Regulation S-K) (the “Named Executive Officers”) of PPL and PPL Electric Utilities Corporation (“PPL Electric”) participate. For more information concerning the compensation programs and arrangements to which the amendments relate, reference is made to PPL’s 2006 Notice of Annual Meeting and Proxy Statement (the “PPL Proxy Statement”) and PPL Electric’s 2006 Notice of Annual Meeting and Information Statement.

Change in Control Agreements. PPL has change in control severance agreements in place with each of the Named Executive Officers. Each agreement provides that, following a “change in control” of PPL, the officer will be entitled to certain severance benefits if the officer’s employment is terminated for any reason other than death, disability, retirement or “cause,” or if the officer terminates employment for “good reason” (as such terms are defined in the agreements). These agreements will be amended to include as part of such severance benefit the pro rata portion of the officer’s annual incentive cash (i.e., bonus) award and the long-term incentive equity awards for the final calendar year of the officer’s employment, assuming 100% achievement of the target goals.

Retention Agreements. PPL has in place with certain Named Executive Officers retention agreements pursuant to which each such officer has been granted shares of restricted stock. These agreements will be amended to clarify that, in the event of a “change in control” of PPL, the restriction period on all of these shares will lapse immediately if there is an involuntary termination of employment that is not a “termination for cause” (as such terms are defined in the agreements). Any shares on which restrictions lapse as a result of this amended provision would offset payments that otherwise would be made under the terms of the officer’s change in control severance agreement described above.

Incentive Compensation Plan. Under PPL’s Incentive Compensation Plan (the “ICP”), upon the termination of a Named Executive Officer’s employment following a change in control of PPL (other than because of death, disability, retirement or “cause,” or if the officer terminates employment without “good reason,” as such terms are defined in the agreements, and certain other exceptions), the term of the stock option awards made to the officer would expire on the earlier of three years following such termination or the original term of the stock option. At the time of grant, the stock options typically have a ten-year term. The ICP will be amended to provide that, commencing with the stock options to be awarded in 2007, following a change in control of PPL, each option will expire at the end of its original term as established at the time of grant.

PPL Supplemental Executive Retirement Plan. The Named Executive Officers are eligible for benefits under the PPL Supplemental Executive Retirement Plan (the “SERP”) upon retirement. Under the terms of the SERP, the SERP cannot be amended or terminated to alter benefits currently in “pay status” under the SERP. Also, absent a specifically authorized exception, no benefit generally had been payable under the SERP if years of credited service are less than 10 years. The SERP will be amended to preclude the alteration of benefits that an officer has accrued under the SERP, except for the termination of accrued benefits if the officer’s employment is terminated for “cause” (as will be defined in the proposed amendment). The SERP also will be amended to provide that, upon an involuntary termination of an officer following a change in control of PPL other than for “cause,” the officer would be (i) eligible for benefits under the SERP even if the officer has less than 10 years of credited service and (ii) credited with a pro rata portion of any additional years of service previously granted to the officer when calculating the officer’s retirement benefit upon retirement.

Officers Deferred Compensation Plan. Under the Officers Deferred Compensation Plan (the “ODCP”), the Named Executive Officers are entitled to defer a portion of their base salary and annual incentive cash (i.e., bonus) award into a deferral account. The ODCP had not provided for any matching contributions by PPL into the deferral account of an officer who elects a deferral of his base salary or cash bonus. The ODCP will be amended to provide for PPL to make matching contributions into an electing officer’s deferral account in an amount equal to 100% of the officer’s elected deferral amount up to a maximum of 3% of the officer’s base salary and bonus, offset by any matching contributions made by PPL into the officer’s PPL-tax qualified 401(k) plan account.

Rabbi Trusts. PPL has trust agreements in place with respect to the funding of benefits under the SERP, the ODCP and the Directors Deferred Compensation Plan (the “DDCP”). The trust agreements were to become irrevocable during the pendency of a “potential change in control” and upon a “change in control” (as such terms are defined in the trust agreements). Currently, the trusts are not funded, and they had provided that immediately prior to a change in control, the chief executive officer of PPL should authorize an irrevocable cash contribution sufficient to pay all benefits under these plans as of the date of the change in control. Furthermore, within 60 days of the end of each plan year after the change in control occurs, PPL had been required to irrevocably deposit additional cash or property into the trusts in an amount sufficient to pay participants or beneficiaries the benefits that are payable under the terms of the plan as of the close of each plan year. The trust agreements will be amended to provide that the initial deposit, estimated to be approximately $60 million as of September 30, 2006, be made upon the occurrence of a potential change in control and that if the change in control does not occur or at any time prior to the occurrence of a change in control, the deposit would be available to PPL by revoking the trusts. In addition, the establishment of a similar trust to fund the benefits under the change in control severance agreements described above has been approved. The initial contribution amount of this new trust is estimated to be approximately $65 million as of September 30, 2006.

Changes to Board of Director Compensation

Also at its meeting on October 27, 2006, the PPL Board made the following revisions to the compensation of each Director of the PPL Board who is not an officer or employee of PPL (each, a "PPL Outside Director"), effective January 1, 2007, based on the recommendation of the C&CGC:

(i)  the annual retainer for PPL Outside Directors has been increased from $95,000 to $105,000, and the minimum amount of the annual retainer that must be allocated to the PPL Outside Directors’ deferred stock accounts under the DDCP (which is available to the PPL Outside Directors after their retirement from the PPL Board) has been increased from $60,000 to $65,000; and

(ii)  the annual cash retainer for the Chair of the Audit Committee of the PPL Board has been increased from $6,000 to $11,000, payable in monthly installments.

Except for these revisions, the compensation of the PPL Outside Directors remains as provided in the PPL Proxy Statement under "Compensation of Directors." Directors of the PPL Board who are PPL employees receive no separate compensation for service on the PPL Board or Committees of the PPL Board.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

PPL CORPORATION

By:	/s/ Matt Simmons Matt Simmons Vice President and Controller

PPL ELECTRIC UTILITIES CORPORATION

By:	/s/ Matt Simmons Matt Simmons Vice President and Controller

Dated: November 1, 2006